Exhibit 99.1

Investor and Media Contact: Richard E. Koch

(203) 750-3254

    News

Olin Corporation, P.O. Box 4500, 501 Merritt 7, Norwalk, CT 06856-4500

FOR IMMEDIATE RELEASE

Olin’s Second Quarter Earnings Exceed Expectations;

Declares $.20 Per Share Quarterly Dividend

NORWALK, CT, July 29, 2004 – Olin Corporation (NYSE: OLN) today announced that sales for the second quarter of 2004 were $512.7 million compared with $396.4 million in the second quarter of 2003. Net income in the second quarter of 2004 was $10.4 million or $0.15 per diluted share. In the second quarter of 2003, Olin reported net income of $8.5 million or $0.15 per diluted share. The company’s diluted common shares outstanding for the second quarter of 2004 and 2003 were 69.7 million and 58.4 million, respectively.

Joseph D. Rupp, President and Chief Executive Officer, said, “Our second quarter earnings of $0.15 per diluted share were higher than our previous expectation of earnings being in the $0.10 per diluted share range because of better than anticipated performance from our Metals and Chlor Alkali operations. Our Metals Group exceeded our expectations as demand for our products increased over the course of the second quarter and our product mix was more favorable than forecast. Chlor Alkali Products turned in a solid performance as demand for chlorine and caustic also strengthened and pricing was better than we originally predicted. This favorable pricing momentum is expected to continue throughout the second half of the year.” Both the reported earnings per share of $0.15 in the second quarter of 2004 and the company’s previous estimate of $0.10 per share include $0.07 per share of income adjustments as noted on the Profit Summary schedule.

Olin expects its third quarter 2004 earnings to be in the $0.20 per diluted share range. Chlor Alkali profits are expected to increase significantly over the second quarter driven primarily by higher prices. Winchester profits are also projected to increase significantly from the second quarter due to the seasonal strength in the commercial business and increased levels of military sales. Excluding the financial impact of the fire ($4.7 million pretax) at the company’s East Alton, Illinois facility in the second quarter, Metals third quarter earnings are expected to be slightly lower than the second quarter because of seasonal customer shutdowns. The company continues to be optimistic about the overall pace of business activity as third quarter 2004 Metals earnings are forecast to be significantly higher than the 2003 third quarter.

SEGMENT REPORTING

In the fourth quarter of 2003, the company changed the reportable segments to include a Corporate/Other segment. The change was made to align the external segment reporting with how management evaluates and allocates resources to the various businesses and to provide more transparent disclosure to investors.

We define segment operating income as earnings (loss) before interest expense, interest income, other income, restructuring charges and unusual items and income taxes, and include the operating results of non-consolidated affiliates. Segment operating results in the first quarter of 2004 exclude the corporate relocation restructuring charge ($8.9 million, pretax) and in the first quarter of 2003 exclude the restructuring charge for the shutdown of our Indianapolis strip mill and certain other actions ($29.0 million, pretax). Segment operating results in the second quarter exclude the gains on the sale of Aegis and an insurance investment ($7.5 million, pretax) and the settlement of a contract matter ($5.5 million, pretax), but do contain the estimated financial impact of the fire at East Alton of $4.7 million pretax. The Profit Summary schedule reconciles our reported results to our results as adjusted for the impact of these items.

METALS

Sales for the second quarter of 2004 were $335.6 million compared to sales in the second quarter of 2003 of $218.3 million, an increase of 54%. With most major segments strengthening over 2003, shipment volumes increased by 16% from the second quarter of 2003. The remaining 38% increase in sales was primarily due to significantly higher copper prices and a product mix containing a higher metal component. Shipments and earnings were negatively impacted during the quarter by a fire that occurred in the sub-station of the hot mill located in our East Alton facility.

Shipments to the automotive segment increased in 2004 by 8% over 2003 and have remained strong. Coinage shipments were up 59% from last year primarily due to the U.S. Mint’s introduction of two new nickels commemorating the 200th anniversary of the Lewis and Clark Expedition. Robust housing starts resulted in increased shipments of 14% to the building products segment. Due to the production outage caused by the fire in East Alton, shipments to the ammunition segment in the second quarter of 2004 decreased from 2003 by 13%.

The Metals segment operating income of $11.4 million in the second quarter of 2004 compares to $4.8 million in 2003, an increase of $6.6 million. The impact on the Metals segment earnings due to costs associated with the production outage caused by the fire in the East Alton facility was approximately $4.7 million. The Metals segment improved operating results over last year are primarily the result of increased shipment volumes and improved productivity.

CHLOR ALKALI PRODUCTS

Chlor Alkali Products sales for the second quarter of 2004 were $106.6 million compared with $107.4 million in the second quarter of 2003. Chlor Alkali posted operating income of $9.0 million, compared with $19.0 million in the second quarter of 2003. Earnings were lower in 2004 because higher sales volumes were more than offset by lower selling prices and higher manufacturing costs.

WINCHESTER

Sales for the second quarter of 2004 were $70.5 million compared with $70.7 million in the second quarter of 2003. Operating income in the second quarter of 2004 was $3.0 million, compared with $4.4 million in 2003 primarily because of a less favorable product mix and higher manufacturing costs.

CORPORATE AND OTHER COSTS

In the second quarter of 2004, pension income included in Corporate/Other was $2.9 million compared with $4.5 million in 2003. The reduction in corporate pension income was due to the recognition of actuarial losses, which primarily relate to differences in assumed and actual asset returns and lower interest rates, partially offset by higher expected investment income on higher plan assets. On a total company basis, pension expense for the second quarter of 2004 was $3.5 million as compared to $1.3 million in 2003. For the full-year 2004, on a total company basis, pension expense is expected to increase by approximately $8 million, rather than $10 million as previously forecasted.

In the second quarter of 2004, charges to income for environmental investigatory and remedial activities were $6.2 million compared with $3.7 million in 2003. This provision relates primarily to expected future remedial and investigatory activities associated with past manufacturing operations and former waste disposal sites. In 2004, we continue to estimate that these charges to income for the full year may be in the $25 million range as compared to $20 million in 2003.

The company continues to project a full-year tax rate in the 41% range.

On February 3, 2004, we issued and sold 10 million shares of our common stock at a public offering price of $18.00 per share. The proceeds from the sale were used to make a voluntary contribution of $125 million to our pension plan, to repay debt, and to pay a portion of Federal income taxes related to prior periods.

SENIOR REVOLVING CREDIT FACILITY

Olin Corporation’s Board of Directors approved a new $160 million senior credit facility, which is expected to close shortly. When executed, the new facility will replace the company’s existing $140 million facility. The new facility contains terms and conditions similar to the existing credit facility and will expire on July 30, 2009.

DIVIDEND

Olin Corporation’s Board of Directors declared a quarterly dividend of 20 cents on each share of Olin common stock. The dividend is payable on September 10, 2004, to shareholders of record at the close of business on August 10, 2004. This is the 311th consecutive dividend to be paid by the company.

CONFERENCE CALL INFORMATION

Olin will hold a conference call with securities analysts at 10:00 a.m., Eastern time, July 30, 2004. Anyone desiring to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s internet website, www.olin.com. Listeners should log on to the website at least 15 minutes before the call. A copy of this press release, together with other financial and statistical information about the period ended June 30, 2004, is available on the Olin website in the Investor section under Recent Press Releases and Speeches. The text of the prepared remarks from the conference call will be available after the conclusion of the call in the same website location. The call also will be audio archived on the Olin website for future replay until August 15.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Metals, Chlor Alkali Products and Winchester. Metals products include copper and copper alloy sheet, strip, foil, rod, welded tube, fabricated parts; and stainless steel and aluminum strip. Chlor Alkali Products manufactures chlorine and caustic soda, sodium hydrosulfite, hydrochloric acid and bleach products. Winchester products include sporting ammunition, canister powder, reloading components, small caliber military ammunition and industrial cartridges.

FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on management’s beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words “anticipate,” “intend,” “may,” “expect,” “believe,” “should,” “plan,” “will,” “estimate,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2003, include, but are not limited to, the following:

•	sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as automotive, electronics, coinage, telecommunications, ammunition, housing, vinyls and pulp and paper;

•	extraordinary events, such as additional terrorist attacks or war with one or more countries;

•	continued or additional economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service;

•	effects of competition, including the migration by United States customers to low-cost foreign locations;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes or the impact of changes in laws and regulations;

•	higher-than-expected raw material and utility or transportation and/or logistics costs;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of production hazards;

•	unexpected additional taxes and related interest as the result of pending income tax audits; and

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2004 - 17

Olin Corporation

Consolidated Statements of Income (a)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2004	2003	2004	2003
Sales	$512.7	$396.4	$1,001.7	$786.6
Operating Expenses:
Cost of Goods Sold	470.0	348.4	907.3	694.3
Selling and Administration	34.4	31.6	67.5	61.9
Research and Development	0.9	1.1	1.9	2.3
Restructuring Charge (b)	—	—	8.9	29.0
Earnings of Non-consolidated Affiliates	1.0	3.1	1.5	4.6

Operating Income	8.4	18.4	17.6	3.7
Interest Expense	5.0	5.1	10.0	10.3
Interest Income	0.4	0.3	0.9	0.5
Other Income (c)	13.8	1.8	14.3	1.8

Income (Loss) Before Taxes and Cumulative Effect of Accounting Change	17.6	15.4	22.8	(4.3)
Income Tax Provision	7.2	6.9	9.5	0.8

Income (Loss) Before Cumulative Effect of Accounting Change	10.4	8.5	13.3	(5.1)
Cumulative Effect of Accounting Change, net (d)	—	—	—	(25.4)

Net Income (Loss)	$10.4	$8.5	$13.3	$(30.5)

Basic and Diluted Net Income (Loss) Per Common Share:
Income (Loss) Before Accounting Change	$0.15	$0.15	$0.20	$(0.09)
Accounting Change, net	—	—	—	(0.44)

Net Income (Loss)	$0.15	$0.15	$0.20	$(0.53)

Dividends Per Common Share	$0.20	$0.20	$0.40	$0.40

Average Common Shares Outstanding – Diluted	69.7	58.4	66.7	58.0

(a)	Unaudited
(b)	Reflects the 2004 restructuring charge for the relocation of our corporate headquarters and the 2003 restructuring charge for the shutdown of our Indianapolis Brass mill and certain other actions.
(c)	Earnings for the three and six months ended June 30, 2004 included the pretax gain of $7.5 on the sales of our Olin Aegis business and an insurance investment and the pretax gain of $5.5 from the settlement of a contract matter with an outside third party.
(d)	Reflects the cumulative charge for the adoption of SFAS 143, “Accounting for Asset Retirement Obligations,” which we adopted on January 1, 2003.

Olin Corporation

Consolidated Balance Sheets (a)

(In millions, except per share data)

June 30,	2004	2003
Assets:
Cash & Cash Equivalents	$117.8	$94.5
Accounts Receivable, Net	283.5	208.7
Inventories, Net	253.0	270.2
Income Taxes Receivable	—	16.5
Other Current Assets	58.8	55.5

Total Current Assets	713.1	645.4
Property, Plant and Equipment (Less Accumulated Depreciation of $1,318.8 and $1,279.7)	476.4	508.0
Prepaid Pension Costs	226.5	106.4
Deferred Income Taxes	108.0	57.0
Other Assets	12.7	13.7
Goodwill	77.3	79.5

Total Assets	$1,614.0	$1,410.0

Liabilities and Shareholders’ Equity:
Current Debt	$51.6	$27.2
Accounts Payable	136.8	98.7
Income Taxes Payable	11.5	1.4
Accrued Liabilities	151.4	154.9

Total Current Liabilities	351.3	282.2
Long-Term Debt	249.7	301.3
Accrued Pension Liability	474.6	443.4
Other Liabilities	186.6	189.3

Total Liabilities	1,262.2	1,216.2

Commitments and Contingencies
Shareholders’ Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares: Issued and Outstanding 69.7 Shares (58.3 in 2003)	69.7	58.3
Additional Paid-in Capital	644.3	453.1
Accumulated Other Comprehensive Loss	(247.8)	(234.6)
Accumulated Deficit	(114.4)	(83.0)

Total Shareholders’ Equity	351.8	193.8

Total Liabilities and Shareholders’ Equity	$1,614.0	$1,410.0

(a)	Unaudited

Olin Corporation

Consolidated Statements of Cash Flows (a)

(In millions)

Six Months Ended June 30,	2004	2003
Operating Activities:
Net Income (Loss)	$13.3	$(30.5)
Earnings of Non-consolidated Affiliates	(1.5)	(4.6)
Gain on Sales of a Business and an Insurance Investment	(7.5)	—
Depreciation and Amortization	36.7	44.1
Deferred Income Taxes	(34.3)	7.0
Non-Cash Portion of Restructuring Charge	—	22.8
Cumulative Effect of Accounting Changes	—	25.4
Pension Plan Contribution	(125.0)	—
Qualified Pension Plan Expense	3.2	—
Common Stock Issued Under Employee Benefit Plans	1.4	1.4
Changes in:
Receivables	(103.0)	(40.6)
Inventories	(14.2)	(18.2)
Other Current Assets	3.1	(3.6)
Accounts Payable and Accrued Liabilities	19.1	(8.7)
Income Taxes Payable	0.4	(6.0)
Other Assets	(1.2)	2.2
Noncurrent Liabilities	1.2	(8.8)
Other Operating Activities	(0.5)	0.9

Net Operating Activities	(208.8)	(17.2)

Investing Activities:
Capital Expenditures	(17.8)	(21.1)
Proceeds From Sale of Short-Term Investments	—	25.0
Investments and Advances - Affiliated Companies at Equity	(0.4)	4.8
Proceeds from Sales of a Business and an Insurance Investment	19.7	—
Disposition of Property, Plant and Equipment	0.7	3.7
Other Investing Activities	(0.4)	2.8

Net Investing Activities	1.8	15.2

Financing Activities:
Long-Term Debt Repayments	(26.3)	(0.7)
Issuance of Common Stock	184.5	7.4
Stock Options Exercised	5.0	2.8
Dividends Paid	(27.7)	(23.1)
Other Financing Activities	(0.5)	(0.4)

Net Financing Activities	135.0	(14.0)

Net Decrease in Cash and Cash Equivalents	(72.0)	(16.0)
Cash and Cash Equivalents, Beginning of Period	189.8	110.5

Cash and Cash Equivalents, End of Period	$117.8	$94.5

(a)	Unaudited

Olin Corporation

Segment Information (a)

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Sales:
Metals	$335.6	$218.3	$650.0	$440.5
Chlor Alkali Products	106.6	107.4	206.5	204.7
Winchester	70.5	70.7	145.2	141.4

Total Sales	$512.7	$396.4	$1,001.7	$786.6

Operating Income before Restructuring Charges (b):
Metals	$11.4	$4.8	$26.1	$8.2
Chlor Alkali Products	9.0	19.0	19.4	32.5
Winchester	3.0	4.4	9.1	10.3
Corporate/Other:
Pension Income (c)	2.9	4.5	4.9	9.0
Environmental Provision	(6.2)	(3.7)	(12.5)	(7.4)
Other Corporate and Unallocated Costs	(11.7)	(10.6)	(20.5)	(19.9)

Total Operating Income before Restructuring Charges	$8.4	$18.4	$26.5	$32.7

(a)	Unaudited
(b)	Segment operating income excludes the $8.9 pretax restructuring charge in 2004 for the relocation of our corporate headquarters and the $29.0 pretax restructuring charge in 2003 for the shutdown of our Indianapolis Brass mill and certain other actions.
(c)	The service cost and the amortization of prior service costs related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

Olin Corporation

Profit Summary (a)

(In millions, except EPS)

The following table summarizes the significant unusual items impacting the reported operating results. Management monitors earnings per share excluding unusual items such as restructuring charges, unusual charges/credits and accounting changes. Management believes that these items are unique and are not part of the ongoing business results. Management believes that providing this information to investors will better enable them to understand our historical and future trends by excluding these items from our results. The table below reconciles operating income/(loss), pretax income/(loss), net income/(loss) and diluted earnings per share on a generally accepted accounting principles basis, as reflected in our Consolidated Statements of Income, as adjusted for the unusual items.

	Second Quarter - 2004				Six Months - 2004
	Operating Income	Pretax Income	Net Income	Diluted EPS	Operating Income	Pretax Income	Net Income	Diluted EPS
As Reported	$8.4	$17.6	$10.4	$0.15	$17.6	$22.8	$13.3	$0.20
Add:
Restructuring Charge (b)	—	—	—	—	8.9	8.9	—	—
Hot Mill Fire Costs	4.7	4.7	—	—	4.7	4.7	—	—
Deduct:
Gain on Sales (c)	—	7.5	—	—	—	7.5	—	—
Settlement of Contract Matter (d)	—	5.5	—	—	—	5.5	—	—

As Adjusted	$13.1	$9.3	$5.3	$0.08	$31.2	$23.4	$13.6	$0.21

Average Diluted Shares				69.7				66.7

	Second Quarter - 2003				Six Months - 2003
	Operating Income	Pretax Income	Net Income	Diluted EPS	Operating Income/ (Loss)	Pretax Income/ (Loss)	Net Income/ (Loss)	Diluted EPS
As Reported	$18.4	$15.4	$8.5	$0.15	$3.7	$(4.3)	$(30.5)	$(0.53)
Add:
Accounting Change	—	—	—	—	—	—	25.4	0.44
Restructuring Charge (b)	—	—	—	—	29.0	29.0	18.7	0.32

As Adjusted	$18.4	$15.4	$8.5	$0.15	$32.7	$24.7	$13.6	$0.23

Average Diluted Shares				58.4				58.0

(a)	Unaudited
(b)	Reflects the restructuring charge in 2004 for the relocation of our corporate headquarters and the restructuring charge in 2003 for the shutdown of our Indianapolis Brass mill and certain other actions.
(c)	Reflects the gain on the sales of a business and an insurance investment.
(d)	Reflects the gain from the settlement of a contract matter with an outside third party.